Exhibit 4.12

FOURTH AMENDMENT
TO THE SECOND RESTATEMENT OF THE
MERIT MEDICAL SYSTEMS, INC. 401(k) PROFIT SHARING PLAN

This Fourth Amendment to the Second Restatement of the Merit Medical Systems, Inc. 401(k) Profit Sharing Plan (the “Plan”) is adopted by Merit Medical Systems, Inc. (the “Employer”) as principal sponsor of the Plan.

WHEREAS, the Employer maintains the Plan for the benefit of its employees and the employees of its participating subsidiaries; and

WHEREAS, in connection with the issuance of an updated determination letter with respect to the Plan the Internal Revenue Service has requested certain changes to the Plan document; and

WHEREAS, the Employer is wishes to make such changes and has reserved the right to amend the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows effective January 1, 2002:

1.    Clauses (a) and (b) of Article XVI A 8 of the Plan document, the definition of “Top-Heavy Ratio,” are amended to read as follows:

“(a)    If the Employer maintains one or more defined contribution plans (including any Simplified Employee Pension Plan) and the Employer has not maintained any defined benefit plan, the Top-Heavy Ratio for this Plan alone or for the Required or Permissive Aggregation Group, as appropriate, is a fraction, (i) the numerator of which is the sum of the account balances of all Key Employees as of the Determination Date; and (ii) the denominator of which is the sum of all account balances of all Employees as of the Determination Date. Both the numerator and denominator of the Top-Heavy Ratio shall be increased to the extent required under Section 416 of the Code to reflect any contribution which is due, but unpaid as of the Determination Date. Additionally, for purposes of computing the Top-Heavy Ratio: (i) the account balances of all Employees shall be deemed to include and shall take into account all distributions made during the one-year period ending on the Determination Date (or during the five-year period ending on the Determination Date if such distribution is not on account of separation from employment, death or disability), but (ii) the account balances of any individual who has not performed services for an Employer within the one-year period ending on the Determination Date shall be disregarded.

(b)    If the Employer maintains one or more defined contribution plans (including any Simplified Employee Pension Plan) and the Employer also maintains or has maintained one or more defined benefit plans, the Top-Heavy Ratio is a fraction, the numerator of which is the sum of the account balances under the defined contribution plans for all Key Employees, determined in accordance with Article XVI A 8(a) above, and the present value of accrued benefits under the aggregated defined benefit plans for all Key Employees, as of the Determination Dates, and the denominator of which is the sum of the account balances under the aggregated defined contribution plans for all Employees, determined in accordance with Article XVI A 8(a) above, and the present value of accrued benefits under the defined benefit plans for all Employees as of the Determination Date. In applying this clause (b), both the numerator and denominator of the Top-Heavy Ratio are increased for any distribution of an account balance or an accrued benefit made in the one-year period ending on the Determination Date (or during the five-year period ending on the determination date if such distribution is not on account of separation from employment, death or disability). Also, in applying this clause (b), the account balances and accrued benefits of any individual who has not performed services for an Employer within the one-year period ending on the Determination Date shall be disregarded.”

2.    Except as provided above, the Plan is hereby ratified and confirmed in all respects.

IN WITNESS WHEREOF, the Employer has caused this Fourth Amendment to the Second Restatement of the Plan to be executed this 31st day of December, 2011.

MERIT MEDICAL SYSTEMS, INC.

By: /s/ Rashelle Perry
Name: Rashelle Perry
Its: Chief Legal Officer